Exhibit (d)(15)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of July 10, 2012 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (“AXA FMG” or “Manager”) and SSgA Funds Management, Inc. (“SSgA” or “Adviser”).

WHEREAS, AXA FMG and SSgA agree to modify the Investment Advisory Agreement dated as of May 1, 2011, (“Agreement”) as follows:

1. Name Change. The name of the EQ/Intermediate Government Bond Index Portfolio is changed to EQ/Intermediate Government Bond Portfolio.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the following Portfolios: EQ/Core Bond Index Portfolio, EQ/Intermediate Government Bond Portfolio, EQ/Large Cap Value Index Portfolio and EQ/Mid Cap Index Portfolio (the “Portfolios”).

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		SSgA FUNDS MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Stephen W. Coyle
	Steven M. Joenk		Name: Stephen W. Coyle
	Chairman, Chief Executive Officer and President		Title: Managing Director Head U.S. Sub Advisory

APPENDIX B

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee Rate
EQ/Core Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion

EQ/Intermediate Government Bond Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion.

EQ/Large Cap Value Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.

EQ/Mid Cap Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.